Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4509
	(925) 965-4315	email: katie.loughnot@ros.com

ROSS STORES REPORTS FIRST QUARTER RESULTS

          Pleasanton, California, May 18, 2005 -- Ross Stores, Inc. (ROST) today reported earnings per share for the 13 weeks ended April 30, 2005 of $.34, compared to $.31, as restated, for the 13 weeks ended May 1, 2004.  Net earnings in the first quarter of 2005 were $50.1 million, compared to $48.1 million in the prior year period.   Sales for the first quarter ended April 30, 2005 increased 13% to $1.124 billion, from $992 million for the quarter ended May 1, 2004.  Comparable store sales for the same period grew 3% on top of a 3% gain in the prior year.

          Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “Sales for the first quarter performed in line with expectations.  The strongest major markets during the quarter were Florida and Texas, and the best performing merchandise categories were Juniors, Accessories and Shoes.  As expected, a combination of higher markdowns and higher distribution center costs contributed to lower gross margin, which declined about 75 basis points during the quarter.”

          Mr. Balmuth continued, “Our balance sheet and cash flows remain strong and healthy.  We continue to return capital to stockholders through our stock repurchase and dividend programs.  During the first three months of 2005, we repurchased 1.5 million shares of common stock for an aggregate of $42.6 million under the two-year $350 million program authorized by our Board of Directors in early 2004.  Approximately $132 million remains available for future repurchases under the program, which we expect to complete by the end of 2005.”

          The Company will provide additional details concerning its first quarter results and management’s outlook for the balance of 2005 on a conference call to be held on Wednesday, May 18, 2005 at 11:00 a.m. Eastern daylight time.  Participants may listen to a real time audio webcast of the conference call by visiting the Company’s website located at www.rossstores.com. A recorded version of the call will also be available until the end of June at the website address and via a telephone recording through Thursday, June 2, 2005 at 402-220-5900, PIN #2342.

          Forward-Looking Statements:  This press release and the recorded comments and transcript on the Company’s website contain forward-looking statements regarding planned new store growth and expected sales and earnings levels and forward-looking statements concerning the Company’s distribution centers and information systems, all of which are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from management’s current expectations.  The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Stores and dd’s DISCOUNTSSM include, without limitation, the Company’s ability to effectively operate and integrate various new supply chain and core merchandising systems, including generation of all necessary information in a timely and cost effective manner; migrating the Company’s data center from Newark, California to Pleasanton, California in the first half of 2005 without unexpected delays or interruption in system availability; achieving and maintaining targeted levels of productivity and efficiency in its distribution centers; obtaining acceptable new store locations; competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin and greater than planned operating costs. Other risk factors are detailed in the Company’s Form 10-K for fiscal 2004.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

          Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price company with fiscal 2004 revenues of $4.2 billion.  As of April 30, 2005, the Company operated 663 Ross stores and ten dd’s DISCOUNTSSM stores, compared to 599 Ross locations at the end of the same period last year.  Ross Stores offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices.  dd’s DISCOUNTSSM features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices.  Additional information is available on the Company’s website at www.rossstores.com.

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ROSS STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended

($000, except stores and per share data, unaudited)	April 30, 2005	May 1, 2004

		As Restated
Sales	$1,123,937	$991,892
Costs and Expenses
Cost of goods sold, including related buying, distribution and occupancy costs	859,316	751,166
Selling, general and administrative	182,736	161,496
Interest (income) expense, net	(298)	170

Total costs and expenses	1,041,754	912,832
Earnings before taxes	82,183	79,060
Provision for taxes on earnings	32,133	30,913

Net earnings	$50,050	$48,147
Earnings per share
Basic	$0.34	$0.32
Diluted	$0.34	$0.31
Weighted average shares outstanding (000)
Basic	146,007	149,890
Diluted	148,464	153,371
Stores open end of period	673	599

ROSS STORES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

($000, unaudited)	April 30, 2005	May 1, 2004

		As Restated
ASSETS
Current Assets
Cash and cash equivalents	$144,381	$184,951
Short-term investments	84,350	—
Accounts receivable	35,277	32,242
Merchandise inventory	964,694	859,379
Prepaid expenses and other	38,098	35,477
Deferred income taxes	8,968	24,815

Total current assets	$1,275,768	$1,136,864
Property and equipment, net	550,581	526,207
Other long-term assets	54,080	58,126

Total assets	$1,880,429	$1,721,197

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable, accrued expenses and other	$809,363	$708,766
Income taxes payable	4,773	20,981

Total current liabilities	$814,136	$729,747
Long-term debt	50,000	50,000
Other long-term liabilities	114,381	105,067
Deferred income taxes	94,510	82,119
Stockholders’ equity	807,402	754,264

Total liabilities and stockholders’ equity	$1,880,429	$1,721,197

ROSS STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended

($000, unaudited)	April 30, 2005	May 1, 2004

		As Restated
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$50,050	$48,147
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	26,053	21,227
Deferred income taxes	2,309	2,172
Tax benefit from equity issuance	13,708	6,638
Change in assets and liabilities:
Merchandise inventory	(111,582)	(17,888)
Other current assets, net	4,535	(12,960)
Accounts payable	110,408	21,967
Other current liabilities	(498)	1,340
Other long-term, net	263	1,373

Net cash provided by operating activities	95,246	72,016

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions to property and equipment	(16,025)	(25,503)
Purchases of short-term investments, net	(16,950)	—

Net cash used in investing activities	(32,975)	(25,503)

CASH FLOWS USED IN FINANCING ACTIVITIES
Issuance of common stock related to stock plans	22,630	6,051
Treasury stock related to tax withholding	(5,833)	(3,750)
Repurchase of common stock	(42,637)	(58,988)
Dividends paid	(7,381)	(6,421)

Net cash used in financing activities	(33,221)	(63,108)

Net increase (decrease) in cash and cash equivalents	29,050	(16,595)

Cash and cash equivalents:
Beginning of period	115,331	201,546

End of period	$144,381	$184,951

NON-CASH INVESTING ACTIVITIES
Straight-line rent capitalization in build-out period	$611	$2,023